EXHIBIT 10.37
USG CORPORATION
RESTRICTED STOCK UNITS AGREEMENT
     WHEREAS, the “Grantee” is an employee of USG Corporation, a Delaware corporation (the “Company”) or a Subsidiary;
     WHEREAS, the Board of Directors of the Company (the “Board”) has granted to the Grantee, as set forth in the Award Summary on the Smith Barney website on the “Date of Grant”, Restricted Stock Units (as defined in the Plan) (the “RSUs”) pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”), subject to the terms and conditions of the Plan and the terms and conditions hereinafter set forth; and
     WHEREAS, the execution of a Restricted Stock Units Agreement substantially in the form hereof to evidence the RSUs has been authorized by a resolution of the Board.
     NOW, THEREFORE, the Company and the Grantee agree as follows:
1.	Payment of RSUs. The RSUs covered by this Agreement shall become payable to the Grantee if they become nonforfeitable in accordance with Section 2, Section 3, or Section 4 hereof.

2.	Vesting of RSUs. Subject to the terms and conditions of Sections 3, 4 and 5 hereof, the Grantee’s right to receive the Common Shares subject to the RSUs shall become nonforfeitable to the extent as set forth in the Award Summary if the Grantee remains continuously employed until such time.

3.	Effect of Change in Control. In the event of a Change in Control prior to the RSUs becoming nonforfeitable as provided in Section 2 above, the RSUs covered by this Agreement shall become nonforfeitable and payable to the Grantee. However, if the Change in Control does not constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, then issuance of the Common Shares underlying the RSUs (or payment of any other form of consideration into which the Common Shares underlying the RSUs may have been converted in connection with the Change in Control) will be made upon the earliest of (a) the Grantee’s “separation from service” with the Company and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code) (or, if the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, the date of issuance or payment shall be the first day of the seventh month after the date of the Grantee’s separation from service with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code), (b) an applicable vesting date under Section 2 hereof, (c) the Grantee’s death, or (d) the Grantee’s permanent and total disability as determined under Section 4 hereof.

4.	Effect of Death, Disability, Retirement. Notwithstanding Section 2 above, if the Grantee should die or become permanently and totally disabled while in the employ of the Company or any Subsidiary, or the Grantee should Retire (as hereinafter defined) (“Retirement”), the RSUs covered by this Agreement shall immediately become nonforfeitable and payable to the Grantee. However, if the event triggering the right to payment under this Agreement is the Grantee’s Retirement and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, the date of issuance shall be the first day of the seventh month after the date of the Grantee’s separation from service with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code. The Grantee shall be considered to have become permanently and totally disabled if the Grantee has suffered a total disability within the meaning of the Company’s Long Term Disability Plan for Salaried Employees and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code. “Retire” shall mean the Grantee’s retirement under a retirement plan (including, without limitation, any supplemental retirement plan) of the Company or any Subsidiary, or the Grantee’s retirement from employment with the Company or any Subsidiary after completing at least three years of continuous service with the Company or any Subsidiary and attaining the age of 62, or, if any such retirement does not constitute a separation from service with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, the Grantee’s later separation from service.

5.	Forfeiture. In the event (i) that the Grantee’s employment shall terminate in a manner other than any specified in Section 4 hereof or (ii) of a finding by the Board (or a committee of the Board) that the Grantee has engaged in any fraud or intentional misconduct as described in Section 20 hereof, the Grantee shall forfeit any RSUs that have not become nonforfeitable by such Grantee at the time of such termination or finding, as applicable.

6.	Form and Time of Payment of RSUs. Except as otherwise provided for in Section 9, payment for the RSUs shall be made in the form of Common Shares at the time they become nonforfeitable or otherwise become payable in accordance with Section 2, Section 3 or Section 4 hereof. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery of Common Shares to the Grantee or any other person under this Agreement, the number of Common Shares to be delivered to the Grantee or such other person shall be reduced (based on the Market Value per Share as of the date the RSUs become payable) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. The Board (or a committee of the Board) may, at its discretion, adopt any alternative method of providing for taxes to be withheld.

7.	Payment of Dividend Equivalents. From and after the Date of Grant and until the earlier of (a) the time when the RSUs become nonforfeitable and payable in accordance with Section 2, Section 3 or Section 4 hereof or (b) the time when the Grantee’s right to receive Common Shares upon payment of RSUs is forfeited in accordance with Section 5 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Shares generally, the Grantee shall be entitled to a number of additional whole RSUs determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per Common Share on such date and (B) the total number of RSUs (including dividend equivalents paid thereon) previously credited to the Grantee as of such date, by (ii) the Market Value per Share on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

8.	RSUs Nontransferable. Neither the RSUs granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to payment.

9.	Adjustments. In the event of any change in the aggregate number of outstanding Common Shares by reason of (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization or partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, then the Board (or a committee of the Board) shall adjust the number of RSUs then held by the Grantee in such manner as to prevent dilution or enlargement of the rights of the Grantee that otherwise would result from such event. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of the Grantee’s rights under this Agreement such alternative consideration as it may determine to be equitable in the circumstances.

10.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

11.	No Right to Future Grants; No Right of Employment; Extraordinary Item: In accepting the grant, Grantee acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and/or Subsidiaries, and which is outside the scope of Grantee’s employment contract, if any; (f) the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that Grantee is an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is Grantee’s employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or the Shares and Grantee irrevocably releases the Company, its Affiliates and/or its Subsidiaries from any such claim that may arise; and (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Grantee’s employment, Grantee’s right to receive Restricted Stock Units and vest in Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, Grantee’s right to vest in the Restricted Stock Units after termination of employment, if any, will be measured by the date of termination of Grantee’s active employment and will not be extended by any notice period mandated under local law.

12.	Employee Data Privacy: Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan. Grantee’s understands that the Company Group holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any Shares acquired. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understand that Grantee may contact Grantee’s local human resources representative.

13.	Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of the (a) transfer of the Grantee’s employment among the Company and its Subsidiaries or (b) an approved leave of absence.

14.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the RSUs.

15.	Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of a Grantee to certain amendments shall not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

16.	Severability. Subject to Section 20, if any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17.	Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.	The Optionee acknowledges that by clicking on the “Accept” button on the Smith Barney web page titled “Step 3: Confirm the Review/Acceptance of your Award,” the Optionee agrees to be bound by the electronic execution of this Award Agreement.

20.	In accordance with Section 20(d) of the Plan, if the Board (or a committee of the Board) has determined that any fraud or intentional misconduct by the Grantee was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), to the extent permitted by applicable law the Grantee shall: (a) return to the Company all Common Shares that the Grantee has not disposed of that were paid out pursuant to this Agreement; and (b) with respect to any Common Shares that the Grantee has disposed of that were paid out pursuant to this Agreement, pay to the Company in cash the value of such Common Shares on the date such Common Shares were paid out. The remedy specified herein shall not be exclusive, and shall be in addition to every other right or remedy at law or in equity that may be available to the Company. Notwithstanding any other provision of this Agreement or the Plan to the contrary, if this Section 20 is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement shall be deemed to be unenforceable due to a failure of consideration, and the Grantee’s rights to the RSUs that would otherwise be granted under this Agreement shall be forfeited.

     Executed in the name and on behalf of the Company at Chicago, Illinois as of the       day of                     , 20     .

USG CORPORATION Name: Brian J. Cook Title: Senior Vice President, Human Resources

     The undersigned Grantee hereby accepts the award of RSUs evidenced by this Restricted Stock Units Agreement on the terms and conditions set forth herein and in the Plan.
PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS.

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